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                                                                      EXHIBIT 12

                                                   August 14, 2002

Board of Directors                                 Board of Directors
Heartland Group, Inc.                              North Track Funds, Inc.
789 North Water Street                             250 East Wisconsin Avenue,
Milwaukee, WI  53202                               Suite 2000
                                                   Milwaukee, WI  53202

         Re:     Agreement and Plan of Reorganization - Federal Tax Consequences

Ladies and Gentlemen:

         We have acted as counsel to Heartland Group, Inc., a Maryland corporation ("Heartland"), in connection with the proposed transfer of the assets of the Heartland Wisconsin Tax Free Fund (the "Heartland Fund"), a series of Heartland, to the North Track Wisconsin Tax-Exempt Fund (the "North Track Fund"), a series of North Track Funds, Inc., a Maryland corporation ("North Track"), solely in exchange for the North Track Fund shares to be distributed to the Heartland Fund shareholders in liquidation of the Heartland Fund. The transactions will occur pursuant to the Agreement and Plan of Reorganization (the "Agreement"), dated as of July 30, 2002, executed by Heartland on behalf of the Heartland Fund and North Track on behalf of the North Track Fund. The Agreement is attached as Appendix A to the Proxy Statement/Prospectus included in the Registration Statement on Form N-14 under the Securities Act of 1933 (the "Registration Statement"), filed by North Track with the Securities and Exchange Commission. This opinion is rendered pursuant to Sections 7.7 and 8.9 of the Agreement. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

         In rendering our opinion, we have examined the Registration Statement and the Agreement and have, with your permission, relied upon, and assumed as correct, (i) the factual information contained in the Registration Statement;
(ii) the representations and covenants contained in the Agreement; (iii) the factual representations made by Heartland on behalf of the Heartland Fund and by North Track on behalf of the North Track Fund contained in representation letters attached hereto; and (iv) such other materials as we have deemed necessary or appropriate as a basis for our opinion.

         On the basis of the information, representations and covenants contained in the foregoing materials and assuming the Reorganization is consummated in

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the manner described in the Agreement and the Proxy Statement/Prospectus
included in the Registration Statement, we are of the opinion that:

         1. The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Heartland Fund and the North Track Fund will each be a "party to" the Reorganization within the meaning of Section 368(b) of the Code;

         2. No gain or loss will be recognized by the Heartland Fund upon the transfer of substantially all of its assets to the North Track Fund in exchange solely for the North Track Fund Shares and the assumption by the North Track Fund of the Heartland Fund Liabilities;

         3. No gain or loss will be recognized by the North Track Fund upon its receipt of substantially all of the assets of the Heartland Fund in exchange solely for the North Track Fund Shares, or upon its assumption of the Heartland Fund Liabilities;

         4. No gain or loss will be recognized by the Heartland Fund or the North Track Fund on the distribution to the Heartland Fund Shareholders of the North Track Fund Shares received by the Heartland Fund in the Reorganization;

         5. No gain or loss will be recognized by the Heartland Fund Shareholders upon the liquidation of the Heartland Fund and the related surrender of their shares of the Heartland Fund in exchange for the North Track Fund Shares;

         6. The North Track Fund's basis in the assets acquired from the Heartland Fund will be the same as the basis of those assets in the hands of the Heartland Fund immediately prior to the Reorganization;

         7. The holding period of the assets of the Heartland Fund received by the North Track Fund will include the period during which such assets were held by the Heartland Fund;

         8. The basis of the North Track Fund Shares received by each Heartland Fund Shareholder in connection with the Reorganization will be the same as the Heartland Fund Shareholder's basis in his or her Heartland Fund Shares immediately prior to the Reorganization;

         9. The holding period of the North Track Fund Shares received by each Heartland Fund Shareholder in connection with the Reorganization will include such Heartland Fund Shareholder's holding period of his or her Heartland Fund Shares held immediately prior to the Reorganization, provided that such Heartland Fund Shares were held by such Heartland Fund Shareholder as a capital asset as of the Effective Time;

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         10. The North Track Fund will succeed to and take into account as of the Effective Time the items of the Heartland Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code, and the applicable Treasury Regulations thereunder.

         11. The discussion in the Proxy Statement/Prospectus under the captions "Synopsis - Federal Tax Consequences and "Approval of the Agreement and Plan of Reorganization - Federal Tax Considerations," to the extent it constitutes summaries of legal matters or legal conclusions, is accurate in all material respects.

         This opinion expresses our views only as to federal income tax laws in effect as of the date hereof, including the Code, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service (the "Service") and court decisions. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities or any change in the facts or representations, or any past or future actions by North Track, the North Track Fund, Heartland or the Heartland Fund contrary to such representations might adversely affect the conclusions stated herein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the captions "Synopsis - Federal Tax Consequences" and "Approval of the Agreement and Plan of Reorganization - Federal Tax Considerations" in the Proxy Statement/Prospectus included in the Registration Statement.

                                                     Very truly yours,

                                                     DRAFT

                                                     QUARLES & BRADY LLP